THIRD AMENDMENT OF EMPLOYMENT AGREEMENT


     THIS THIRD AMENDMENT OF EMPLOYMENT AGREEMENT is entered into this 7th day of February, 2002, by and between BouncebackTechnologies.com, Inc., (formerly Casino Resource Corporation) (the "Company") and John J. Pilger ("Executive").

     WHEREAS, the Company and Executive are parties to an Employment Agreement dated May 20, 1996, as amended on April 3, 1998 and April 28, 1999 (collectively, the "Existing Agreement");

     WHEREAS, the Executive was indebted to the Company in the approximate amount of $500,000 ("Loan") and on January 12, 1999, the Company agreed to forgive the Loan, including interest, in three installments over a three-year period, contingent upon Executive honoring his three-year employment contract with the Company;

     WHEREAS, the Company forgave the first of the three installments on January 1, 2000;

     WHEREAS, the Executive and the Company have agreed to delay the forgiveness of the second and third installments of the Loan and desire to amend the Existing Agreement to reflect such agreement; and

     WHEREAS, the Executive and the Company desires to clarify the methodology to determine the three-year term of the Existing Agreement.

     NOW, THEREFORE, for and in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

     1. Paragraph IV of the Existing Agreement is hereby amended to add the following new paragraph:

     E. Loan Forgiveness. The Company agrees to forgive the Loan, including any interest accrued thereon, in one payment of $165,305.64 and two payments of $177,647.18 including interest accrued thereon, contingent on Executive honoring the Existing Agreement. The first two installments were forgiven on January 1, 2000 and January 1, 2002 and the third installment will be forgiven on January 1, 2003. Notwithstanding anything herein to the contrary, in addition to any other rights of the Executive granted herein, if the Executive's employment is terminated by the Company for any reason (whether with or without cause) or by reason of the Executive's death during the Employment Period, then the Company shall immediately forgive the full amount of the Loan (and any interest accrued thereon), and the Executive, or in the case of the Executive's death, his estate or legal representative, shall have no further obligation to the Company with respect to the Loan or any interest accrued thereon.

     2. The Company and Executive hereby confirm that the term of the Existing Agreement is a rolling three years commencing on October 1 with one year's notice required to terminate the otherwise automatic extension of the term. To be clear, if notice to terminate had been given on or after October 1, 2000 but before September 30, 2001 (a Notice Termination Date), the term of the Existing Agreement would end on September 30, 2004.

     3. Except as modified by this Amendment, the Existing Agreement shall remain in full force and effect in accordance with its terms.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment the day and year first above written.


ATTEST:                                 BOUNCEBACKTECHNOLOGIES.COM, INC.
                                        (formerly Casino Resource Corporation)



s/Noreen Pollman                        s/Dennis Evans
--------------------------------        ---------------------------------------
Noreen Pollman, Secretary               Vice President



                                        s/John J. Pilger
                                        ---------------------------------------
                                        John J. Pilger

J. Pilger Note Receivable

AMORTIZATION SCHEDULE - Normal Amortization

                     Date            Payment       Interest     Principal        Balance
-----------------------------------------------------------------------------------------


Nominal Annual Rate: 5.350%

           Loan    9/30/98                                                    449,461.00
1998 Totals                             0.00           0.00          0.00

              1     1/1/00        165,305.64      31,084.55    134,221.09     315,239.91
2000 Totals                       165,305.64      31,084.55    134,221.09

              2     1/1/01              0.00      17,285.09          0.00     332,525.00
2001 Totals                             0.00      17,285.09          0.00

Nominal Annual Rate: 4.440%

        Balance     1/1/01                                                    332,525.00
2001 Totals                             0.00           0.00          0.00

              1     1/1/02        177,647.18      15,068.30    162,578.88     169,946.12
2002 Totals                       177,647.18      15,068.30    162,578.88

              2     1/1/03        177,647.18       7,701.06    169,946.12           0.00
2003 Totals                       177,647.18       7,701.06    169,946.12

Grand Totals                      520,600.00      71,139.00    466,746.09